EXHIBIT 14(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to the Registration Statement (No. 333-291634) on Form N-14/A of our report dated March 12, 2026, relating to the consolidated financial statements of Runway Growth Finance Corp. appearing in the Annual Report on Form 10-K of Runway Growth Finance Corp. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2026